Exhibit 99.3

U.S. PHYSICAL THERAPY, INC. (“USPH”)

OBJECTIVE CASH/RSA BONUS PLAN FOR SENIOR MANAGEMENT

FOR 2020 (“OBJECTIVE BONUS PLAN”)

Purpose:  To incentivize and retain Executives eligible for this Objective Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date:  The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is May 29, 2020.

Eligibility:  The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer (“CEO”),  the Chief Financial Officer (“CFO”), the Chief Operating Officer West (“COO West”), and the Chief Operating Officer East (“COO East”).

Description, Conditions and Payment Date:  Under this Objective Bonus Plan, Executives have an opportunity to receive either a “Cash Bonus” Award or to be granted a Restricted Stock Award (“RSA”) having a value at the time of the Award  of up to 75% of the Executive’s annual base salary for 2020 (“Base”) as Performance Awards under the 2003 Plan. The Compensation Committee of the Board of Directors of USPH (the “Compensation Committee”) will, in its sole discretion, determine the amount and type of award to be made in the first quarter of 2020. No Executive will be entitled to any type of award or have a legally binding right to an award until the Compensation Committee, in its sole discretion, determines an award will be made, the amount and the type of award to be made.  No Executive will be entitled to elect between the Cash Bonus or RSA.  Before any Cash Bonus is made or an RSA is awarded under this Objective Bonus Plan, the Compensation Committee shall certify in writing that the performance goals have been obtained.  Any Cash Bonus award made hereunder shall be paid in a lump-sum amount, and any RSA granted, in each case no later than March 15, 2021. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2020 to receive the Cash Bonus or an RSA.

Administration:  The Compensation Committee has authority to administer this Objective Bonus Plan, grant awards, determine whether any such awards shall be made as a Cash Bonus Award or as an RSA, and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:  Based on 2020 USPH consolidated pre-tax income (before charges/credits for changes in Redeemable Non-Controlling interests and any extraordinary items and after consideration of the compensation expense required to be reported in 2020 related to this and all other management incentive plans), the goals and amounts payable are as follows:

2020	Potential Bonus Value

Pre-tax income	(Compared to Base)

$51,333,785	15.0%
$51,590,454	17.0%
$51,848,406	19.0%
$52,107,648	21.0%
$52,368,187	23.0%
$52,630,027	25.0%
$52,893,178	28.0%
$53,157,644	31.0%
$53,423,732	34.0%
$53,690,549	38.0%
$53,959,002	42.0%
$54,228,797	46.0%
$54,499,941	50.0%
$54,772,440	54.0%
$55,046,303	58.0%
$55,321,534	62.0%
$55,598,142	66.0%
$55,876,132	70.0%

$56,155,513 or more	75.0%

No Trust or Fund:  There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.

All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.